Exhibit 99.1

Ultralife Corporation Reports Fourth Quarter Results

NEWARK, N.Y. – February 15, 2024 -- Ultralife Corporation (NASDAQ: ULBI) reported operating results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter Highlights:

●	Sales of $44.5 million representing a 23.4% year-over-year increase
●	Highest medical sales quarter in Company’s history
●	Operating income of $3.6 million versus $0.2 million for the 2022 fourth quarter
●	Adjusted EPS of $0.18 compared to a loss of $0.03 for the 2022 fourth quarter
●	Adjusted EBITDA of $4.8 million representing a 134.8% year-over-year increase
●	Backlog of $103.5 million exiting 2023, a 2.4% sequential increase over third quarter

Fiscal Year 2023 Highlights:

●	Sales of $158.6 million representing a 20.3% year-over-year increase
●	Operating income of $9.5 million versus $0.1 million for 2022
●	Adjusted EPS of $0.52 compared to a loss of $0.07 for 2022
●	Adjusted EBITDA of $15.7 million representing a 138.8% year-over-year increase

“Ultralife performed exceedingly well in the fourth quarter, delivering higher Communications Systems revenue, a 360-basis point expansion of Battery & Energy Products’ gross margin and operating expense leverage. In addition, medical sales reached the highest quarterly level since we entered this market in 2012. With adjusted EBITDA more than doubling and inventory levels lower, we are well positioned to commence paying down our acquisition debt,” said Mike Manna, President and Chief Executive Officer.

“Our strong fourth quarter performance caps a year of accomplishment against our stated highest priority of recapturing gross margin through price realization activities, supply chain improvements, level-loaded production and lean manufacturing initiatives. These actions resulted in a 240-basis point expansion of gross margin for the year to 24.7% and a swing from a loss to adjusted EPS of $0.52. Finally, our efforts to strengthen our commercial relationships launching customer-driven new products into the market have been bearing fruit and sustained our backlog in excess of $100 million,” added Mr. Manna.

“As we enter 2024 with a healthy backlog and a significantly stronger balance sheet, we are focused on driving additional gross margin expansion, organic growth in our end markets and operating leverage. We will continue to invest in new product development for commercial expansion. Our focus in 2024 is to build upon our 2023 momentum, sustain profitable growth and generate incremental cash flow to reduce debt, and support strategic capital expenditures and accretive acquisitions,” concluded Mr. Manna.

Fourth Quarter 2023 Financial Results

Revenue was $44.5 million, an increase of $8.4 million, or 23.4%, as compared to revenue of $36.1 million for the fourth quarter of 2022. Overall, government/defense sales increased 28.8% and commercial sales increased 20.2% over the 2022 period. Battery & Energy Products sales increased 11.1% to $35.7 million compared to $32.1 million last year reflecting increases of 20.2% in commercial sales, including a 118.0% increase in medical battery sales, partially offset by decreases of 11.3% in oil & gas market sales and 11.4% in government/defense sales. Communications Systems sales increased by 121.9% to $8.8 million compared to $4.0 million for the same period last year, primarily attributable to shipments of vehicle-amplifier adaptors to a global defense contractor for the U.S. Army and of integrated systems of amplifiers and radio vehicle mounts to a major international defense contractor under an ongoing allied country government/defense modernization program. Our total backlog exiting the 2023 fourth quarter was $103.5 million representing a 2.4% sequential increase over that reported for the third quarter.

Gross profit was $11.4 million, or 25.6% of revenue, compared to $8.1 million, or 22.4% of revenue, for the same quarter a year ago. Battery & Energy Products gross margin was 25.2%, compared to 21.6% last year, primarily due to more efficiencies and higher cost absorption resulting from a concerted effort to level-load production more evenly across the 2023 quarter, as well as improved price realization. Communications Systems gross margin was 27.2% compared to 28.7% last year, primarily due to inefficiencies caused by component delays from suppliers, partially offset by higher factory volume.

Operating expenses were $7.8 million, compared to $7.9 million for the 2022 fourth quarter. Operating expenses were 17.4% of revenue compared to 21.8% of revenue for the year-earlier period.

The combination of higher sales leveraged by improved gross margin and operating expenses resulted in a $3.4 million increase in operating income to $3.6 million from $0.2 million last year.

Net income was $2.9 million or $0.17 per diluted share on a GAAP basis, compared to a net loss of $0.2 million or $0.01 per diluted share for the fourth quarter of 2022. Adjusted EPS was $0.18 on a diluted basis for the fourth quarter of 2023, compared to a loss of $0.03 for the 2022 period. Adjusted EPS excludes the provision for deferred taxes which primarily represents non-cash charges for U.S. taxes which we expect will be fully offset by net operating loss carryforwards and other tax credits for the foreseeable future.

Adjusted EBITDA, defined as EBITDA including non-cash, stock-based compensation expense, was $4.8 million for the fourth quarter of 2023, or 10.7% of sales, compared to $2.0 million, or 5.6% of sales, for the year-earlier period.

See the “Non-GAAP Financial Measures” section of this release for a reconciliation of adjusted EPS to EPS and adjusted EBITDA to net income attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government/defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its fourth quarter earnings conference call today at 8:30 AM ET.

To ensure a fast and reliable connection to our investor conference call, we now require participants dialing in by phone to register using the following link prior to the call: https://register.vevent.com/register/BI9f2b6fae66954f53b4517cbe89148738. This will eliminate the need to speak with an operator. Once registered, dial-in information will be provided along with a personal identification number. Should you register early and misplace your details, you can simply click back on this same link at any time to register and view this information again. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include the impact of COVID-19 and related supply chain disruptions, potential reductions in revenues from key customers, acceptance of our new products on a global basis and uncertain global economic conditions. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(Unaudited)

ASSETS

	December 31, 2023	December 31, 2022
Current Assets:
Cash	$10,278	$5,713
Trade Accounts Receivable, Net	31,761	27,779
Inventories, Net	42,215	41,192
Prepaid Expenses and Other Current Assets	5,949	4,304
Total Current Assets	90,203	78,988

Property, Plant and Equipment, Net	21,117	21,716
Goodwill	37,571	37,428
Other Intangible Assets, Net	15,107	15,921
Deferred Income Taxes, Net	10,567	12,069
Other Non-Current Assets	3,711	2,308
Total Assets	$178,276	$168,430

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts Payable	$11,336	$16,074
Current Portion of Long-Term Debt	2,000	2,000
Accrued Compensation and Related Benefits	3,115	2,890
Accrued Expenses and Other Current Liabilities	7,279	7,949
Total Current Liabilities	23,730	28,913
Long-Term Debt, Net	23,624	19,310
Deferred Income Taxes	1,714	1,917
Other Non-Current Liabilities	3,781	1,887
Total Liabilities	52,849	52,027

Shareholders' Equity:
Common Stock	2,078	2,057
Capital in Excess of Par Value	189,160	187,405
Accumulated Deficit	(40,754)	(47,951)
Accumulated Other Comprehensive Loss	(3,660)	(3,750)
Treasury Stock	(21,492)	(21,484)
Total Ultralife Equity	125,332	116,277
Non-Controlling Interest	95	126
Total Shareholders’ Equity	125,427	116,403

Total Liabilities and Shareholders' Equity	$178,276	$168,430

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2023	2022	2023	2022
Revenues:
Battery & Energy Products	$35,703	$32,122	$129,953	$119,995
Communications Systems	8,845	3,985	28,691	11,845
Total Revenues	44,548	36,107	158,644	131,840

Cost of Products Sold:
Battery & Energy Products	26,711	25,185	99,178	93,841
Communications Systems	6,435	2,841	20,266	8,599
Total Cost of Products Sold	33,146	28,026	119,444	102,440

Gross Profit	11,402	8,081	39,200	29,400

Operating Expenses:
Research and Development	1,852	1,656	7,531	7,081
Selling, General and Administrative	5,901	6,208	22,194	22,190
Total Operating Expenses	7,753	7,864	29,725	29,271

Operating Income	3,649	217	9,475	129

Other Expense	536	597	358	575
Income (Loss) Before Income Taxes	3,113	(380)	9,117	(446)

Income Tax Provision (Benefit)	263	(155)	1,951	(326)

Net Income (Loss)	2,850	(225)	7,166	(120)

Net Loss Attributable to Non-Controlling Interest	(23)	(1)	(31)	(1)

Net Income (Loss) Attributable to Ultralife Corporation	$2,873	$(224)	$7,197	$(119)

Net Income (Loss) Per Share Attributable to Ultralife Common Shareholders – Basic	$.18	$(.01)	$.44	$(.01)

Net Income (Loss) Per Share Attributable to Ultralife Common Shareholders – Diluted	$.17	$(.01)	$.44	$(.01)

Weighted Average Shares Outstanding – Basic	16,338	16,135	16,214	16,125

Weighted Average Shares Outstanding – Diluted	16,479	16,135	16,226	16,125

Non-GAAP Financial Measures

Adjusted EBITDA

In evaluating our business, we consider and use adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance in addition to U.S. Generally Accepted Accounting Principles (“GAAP”) financial measures. We define adjusted EBITDA as net income attributable to Ultralife Corporation before net interest expense, provision (benefit) for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expense/income that we do not consider reflective of our ongoing continuing operations. We reconcile adjusted EBITDA to net income attributable to Ultralife Corporation, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of adjusted EBITDA to net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three-Month Period Ended		Year Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022

Net Income (Loss) Attributable to Ultralife Corporation	$2,873	$(224)	$7,197	$(119)
Adjustments:
Interest Expense, Net	566	368	2,016	951
Income Tax Provision (Benefit)	263	(155)	1,951	(326)
Depreciation Expense	740	727	3,022	3,177
Amortization Expense	226	313	889	1,282
Stock-Based Compensation Expense	104	224	528	776
Cyber-Insurance Policy Deductible	-	-	100	-
Non-Cash Purchase Accounting Adjustment	-	-	-	55
Severance to Former President & CEO	-	779	-	779
Adjusted EBITDA	$4,772	$2,032	$15,703	$6,575

Adjusted Earnings Per Share

In evaluating our business, we consider and use adjusted EPS, a non-GAAP financial measure, as a supplemental measure of our business performance. We define adjusted EPS as net income attributable to Ultralife Corporation excluding the provision (benefit) for deferred income taxes divided by our weighted average shares outstanding on both a basic and diluted basis. We believe that this information is useful in providing period-to-period comparisons of our results by reflecting the portion of our tax provision that we expect will be predominantly offset by our U.S. net operating loss carryforwards and other tax credits for the foreseeable future. We reconcile adjusted EPS to EPS, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on adjusted EPS as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of adjusted EPS to EPS and net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EPS
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended
	December 31, 2023			December 31, 2022
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income (Loss) Attributable to Ultralife Corporation	$2,873	$.18	$.17	$(224)	$(.01)	$(.01)
Deferred Tax Provision (Benefit)	56	-	.01	(279)	(.02)	(.02)
Adjusted Net Income (Loss)	$2,929	$.18	$.18	$(503)	$(.03)	$(.03)

Weighted Average Shares Outstanding		16,338	16,479		16,135	16,135

	Year Ended
	December 31, 2023			December 31, 2022
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income (Loss) Attributable to Ultralife Corporation	$7,197	$.44	$.44	$(119)	$(.01)	$(.01)
Deferred Tax Provision (Benefit)	1,301	.08	.08	(962)	(.06)	(.06)
Adjusted Net Income (Loss)	$8,498	$.52	$.52	$(1,081)	$(.07)	$(.07)

Weighted Average Shares Outstanding		16,214	16,226		16,125	16,125

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com
Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777

jburfening@lhai.com